Ormat Technologies, Inc.

Director’s Compensation

(As of November 7, 2006)

Fees	In U.S. Dollars
Director Retainer	$25,000
Board meeting fee - In person - Joining by telephone to an “in person” meeting - Telephonic	$2,500 $1,000 $500
Committee meeting fee - In person - Telephonic	$1,500 $500
Committee Chair Audit Committee	$7,500
Expense Reimbursement Reimbursement of travel and lodging expenses for Board Meetings
Options Grants - Initial Grant (market price at date of grant; exercisable 12 months from date of grant) - Annually from second year (at market price on day of grant)	7,500 7,500